UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                         Highlands Insurance Group, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $.01 par value per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    431032101
                              --------------------
                                 (CUSIP Number)


                                  May 30, 2002
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)

                  |X|      Rule 13d-1(c)

                  [ ]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 11 pages

-------------------------------------------------------------------------------
CUSIP No. 431032101                  13G                 Page 2 of 11 Pages
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                            Waveland Partners, L.P.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY


-------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Illinois
-------------------------------------------------------------------------------
     NUMBER OF           5          SOLE VOTING POWER
      SHARES
    BENEFICIALLY                          -0- shares of Common Stock
     OWNED BY     -------------------------------------------------------------
       EACH              6          SHARED VOTING POWER
     REPORTING
      PERSON                              -0- shares of Common Stock
      WITH        -------------------------------------------------------------
                         7          SOLE DISPOSITIVE POWER

                                          -0- shares of Common Stock
-------------------------------------------------------------------------------
                         8          SHARED DISPOSITIVE POWER

                                         -0- shares of Common Stock
-------------------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              -0- shares of Common Stock
-------------------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                        [ ]
-------------------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0% of the Common Stock
-------------------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

                   PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 2 of 11 pages

-------------------------------------------------------------------------------
CUSIP No. 431032101                  13G                 Page 3 of 11 Pages
-------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                        Waveland Capital Management L.P.
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3     SEC USE ONLY


-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 Illinois
-------------------------------------------------------------------------------
     NUMBER OF          5          SOLE VOTING POWER
      SHARES
    BENEFICIALLY                         -0- shares of Common Stock
     OWNED BY     -------------------------------------------------------------
       EACH             6          SHARED VOTING POWER
     REPORTING
      PERSON                             -0- shares of Common Stock
      WITH        -------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         -0- shares of Common Stock
-------------------------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                        -0- shares of Common Stock
-------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- shares of Common Stock
-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0% of the Common Stock
-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

                  PN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 3 of 11 pages

-------------------------------------------------------------------------------
CUSIP No. 431032101                  13G                 Page 4 of 11 Pages
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                            Clincher Capital Corporation
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3     SEC USE ONLY


-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 Illinois
-------------------------------------------------------------------------------
     NUMBER OF          5          SOLE VOTING POWER
      SHARES
    BENEFICIALLY                         -0- shares of Common Stock
     OWNED BY     -------------------------------------------------------------
       EACH             6          SHARED VOTING POWER
     REPORTING
      PERSON                             -0- shares of Common Stock
      WITH        -------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         -0- shares of Common Stock
-------------------------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                        -0- shares of Common Stock
-------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- shares of Common Stock
-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0% of the Common Stock
-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

                  CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 4 of 11 pages

-------------------------------------------------------------------------------
CUSIP No. 431032101                  13G                 Page 5 of 11 Pages
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                            Waveland Capital Management, LLC.
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3     SEC USE ONLY


-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 Illinois
-------------------------------------------------------------------------------
     NUMBER OF          5          SOLE VOTING POWER
      SHARES
    BENEFICIALLY                         -0- shares of Common Stock
     OWNED BY     -------------------------------------------------------------
       EACH             6          SHARED VOTING POWER
     REPORTING
      PERSON                             -0- shares of Common Stock
      WITH        -------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         -0- shares of Common Stock
-------------------------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                        -0- shares of Common Stock
-------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- shares of Common Stock
-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0% of the Common Stock
-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

                  OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 5 of 11 pages

-------------------------------------------------------------------------------
CUSIP No. 431032101                  13G                Page 6 of 11 Pages
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                            Waveland Partners, Ltd.
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3     SEC USE ONLY


-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands
-------------------------------------------------------------------------------
     NUMBER OF          5          SOLE VOTING POWER
      SHARES
    BENEFICIALLY                         -0- shares of Common Stock
     OWNED BY     -------------------------------------------------------------
       EACH             6          SHARED VOTING POWER
     REPORTING
      PERSON                             -0- shares of Common Stock
      WITH        -------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         -0- shares of Common Stock
-------------------------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                        -0- shares of Common Stock
-------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- shares of Common Stock
-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0% of the Common Stock
-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

                  OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 6 of 11 pages

-------------------------------------------------------------------------------
CUSIP No. 431032101                  13G                 Page 7 of 11 Pages
-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                            Waveland International, Ltd.
-------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [ ]
-------------------------------------------------------------------------------
    3     SEC USE ONLY


-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                 Cayman Islands
-------------------------------------------------------------------------------
     NUMBER OF          5          SOLE VOTING POWER
      SHARES
    BENEFICIALLY                         -0- shares of Common Stock
     OWNED BY     -------------------------------------------------------------
       EACH             6          SHARED VOTING POWER
     REPORTING
      PERSON                             -0- shares of Common Stock
      WITH        -------------------------------------------------------------
                        7          SOLE DISPOSITIVE POWER

                                         -0- shares of Common Stock
-------------------------------------------------------------------------------
                        8          SHARED DISPOSITIVE POWER

                                        -0- shares of Common Stock
-------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             -0- shares of Common Stock
-------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                       [ ]
-------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              0% of the Common Stock
-------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*

                  OO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 7 of 11 pages

Item 1(a).  Name of Issuer:

            Highlands Insurance Group, Inc.

      (b).  Address of Issuer's Principal Executive Offices:

            1000 Lenox Drive, Lawrenceville, New Jersey 08648

Item 2(a).  Name of Person Filing:

            This statement is being filed by Waveland International, Ltd., a Cayman Islands exempted company ("Waveland International"), Waveland Partners L.P., an Illinois limited partnership ("Waveland"), Waveland Capital Management, L.P., an Illinois limited partnership ("Waveland Capital"), Clincher Capital Corporation, an Illinois corporation ("Clincher"), Waveland Capital Management, LLC, an Illinois limited liability company ("Waveland LLC") and Waveland Partners, Ltd., a Cayman Islands exempted company ("Partners Ltd." and together with Waveland International, Waveland, Waveland Capital, Clincher and Waveland LLC, the "reporting persons").

      (b).  Address of Principal Business Office or, if None, Residence:

            227 W. Monroe, Suite 4800, Chicago, Illinois 60606

      (c).  Citizenship:

            Waveland International, Ltd.          Cayman Islands
            Waveland Partners, L.P.               Illinois
            Waveland Capital Management, L.P.     Illinois
            Clincher Corporation                  Illinois
            Waveland Capital Management, LLC      Illinois
            Waveland Partners, Ltd.               Cayman Islands

      (d).  Title of Class of Securities:

            Common Stock, $.01 par value per share ("Common Stock")

      (e).  CUSIP Number:

            431032101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

            (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78o);
            (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c);
            (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c);
            (d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);


                             Page 8 of 11 pages

            (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
            (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
            (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
            (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
            (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act (15 U.S.C. 80a-3);
            (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

      (a).  Amount Beneficially Owned:  0 shares of Common Stock

      (b).  Percent of Class:  0%

      (c).  Number of shares as to which such person has:

            (i).    Sole power to vote or to direct the vote:

                    None.

            (ii).   Shared power to vote or to direct the vote:

                    None.

            (iii).  Sole power to dispose or to direct the disposition of:

                    None.

            (iv).   Shared power to dispose or to direct the disposition of:

                    None.

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable.


                            Page 9 of 11 pages

Item 8.     Identification and Classification of Members of the Group.

            Not applicable.

Item 9.     Notice of Dissolution of Group.

            Not applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



























                            Page 10 of 11 pages

                                 SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 7, 2002

WAVELAND PARTNERS, L.P.
By:   Waveland Capital Management, L.P.
      Its: General Partner
      By:  Clincher Capital Corporation
      Its: General Partner

      By:  /s/ David S. Richter
          ----------------------------------------------------
             David S. Richter, President

WAVELAND CAPITAL MANAGEMENT, L.P.
By:   Clincher Capital Corporation
      Its: General Partner

      By:  /s/ David S. Richter
          ----------------------------------------------------
             David S. Richter, President


CLINCHER CAPITAL CORPORATION


By:  /s/ David S. Richter
    ----------------------------------------------------------
       David S. Richter, President


WAVELAND CAPITAL MANAGEMENT, LLC


By:  /s/ David S. Richter
    ----------------------------------------------------------
       David S. Richter, Manager


WAVELAND PARTNERS, LTD.


By:  /s/ David S. Richter
    ----------------------------------------------------------
       David S. Richter, Director


WAVELAND INTERNATIONAL, LTD.


By:  /s/ David S. Richter
    ----------------------------------------------------------
       David S. Richter, Director




                            Page 11 of 11 pages